Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heritage Property Investment Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) of our report dated February 6, 2004, except for note 11, for which the date is March 1, 2004, and note 15, for which the date is March 12, 2004, with respect to the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and the financial statement schedule of real estate and accumulated depreciation as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of the Company, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG

Boston, Massachusetts

June 3, 2004